Exhibit 99.1

Vapotherm Announces Closing of Merger

EXETER, NH, September 20, 2024 /PRNewswire/ - Vapotherm, Inc. (OTCQX: VAPO), (“Vapotherm” or the “Company”), announced today that it has closed its merger with a newly-formed entity organized and funded by an affiliate of Perceptive Advisors, LLC.

On June 17, 2024, the Company announced that it had signed a definitive agreement and plan of merger with a newly-formed entity organized and funded by an affiliate of Perceptive Advisors, LLC, a leading health care investment firm ("Perceptive"), and its Perceptive Discovery Fund. Concurrently with the entry into the definitive agreement and plan of merger, the Company’s existing lender, investment affiliates managed by SLR Capital Partners ("SLR") agreed to convert approximately $83.0 million of term debt into preferred equity of the newly-formed entity, and Perceptive would invest $50.0 million of new preferred equity capital into the business, a portion of which would be used to fund the merger consideration and make certain closing-related payments. SLR would retain $40.0 million of term debt post-closing.

Effective as of the closing of the merger, trading of Vapotherm’s common stock has been suspended on OTCQX, and Vapotherm has requested that its common stock be delisted from OTCQX.

Cooley LLP acted as legal counsel to Perceptive and Latham & Watkins LLP acted as legal counsel to SLR. Scalar, LLC acted as financial advisor to the Special Committee and Ropes & Gray LLP acted as legal counsel to the Company.

About Vapotherm

Vapotherm, Inc. is a developer and manufacturer of advanced respiratory technology based in Exeter, New Hampshire, USA. The Company develops innovative, comfortable, non-invasive technologies for respiratory support of patients with chronic or acute breathing disorders. Over 4.5 million patients have been treated with the use of Vapotherm high velocity therapy® systems. For more information, visit www.vapotherm.com.

Vapotherm high velocity therapy is mask-free non-invasive respiratory support and is a front-line tool for relieving respiratory distress—including hypercapnia, hypoxemia, and dyspnea. It allows for the fast, safe treatment of undifferentiated respiratory distress with one tool. The HVT 2.0 and Precision Flow systems’ mask-free interface delivers optimally conditioned breathing gases, making it comfortable for patients and reducing the risks and care complexities associated with mask therapies. While being treated, patients can talk, eat, drink and take oral medication.

SOURCE: Vapotherm, Inc.

Investor Relations Contacts:

John Landry, SVP & CFO, ir@vtherm.com, +1 (603) 658-0011